Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of February 11, 2010 (the “Effective Date”) between WINDTAMER CORPORATION, a New York corporation (the “Company”), and Ms. Cherrie Mahon (“Ms. Mahon” or “Executive”).

R E C I T A L S:

WHEREAS, the Company is in the business of developing, manufacturing, licensing and selling wind turbines;

WHEREAS, the Company currently engages Ms. Mahon as its Vice President of Investor Relations and Executive Assistant to the Chairman, and desires to continue to engage Ms. Mahon as its Vice President of Investor Relations and Executive Assistant to the Chairman on the terms and conditions set forth herein;

WHEREAS, amounts paid pursuant to this Agreement are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Code”); and

WHEREAS, Ms. Mahon desires to accept such employment on the terms and conditions set forth herein.

P R O V I S I O N S:

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

1.           Employment; Duties.

(a)           The Company hereby agrees to employ Ms. Mahon as its Vice President of Investor Relations and Executive Assistant to the Chairman effective on the Effective Date.  Ms. Mahon hereby accepts such employment.  Ms. Mahon will report to the Company’s Chief Executive Officer with respect to her duties as the Vice President of Investor Relations and shall report to the Chairman with respect to her duties as the Executive Assistant to the Chairman.  Ms. Mahon will perform those duties and have such authority and powers as are customarily associated with her positions of Vice President of Investor Relations and Executive Assistant to the Chairman, and such other duties as the Chief Executive Officer, with respect to her duties as Vice President of Investor Relations, or the Chairman, with respect to her duties as Executive Assistant to the Chairman, may reasonably request from time to time.

(b)           Ms. Mahon shall be employed on a full time basis and shall devote substantially all of her professional business time to the performance of her duties.

2.           Term.  The term (the “Term”) of this Agreement shall commence on the Effective Date (the “Start Date”), and shall continue for three (3) years from the Start Date unless otherwise terminated as provided herein (together with any Renewal Term, as hereafter defined, shall be referred to as the “Term”).  This Agreement shall automatically be extended for successive one (1) year terms pursuant to the terms and conditions of this Agreement (each, a “Renewal Term”), unless otherwise terminated by written notice from one party to the other no less than sixty (60) days prior to the end of the Term or any subsequent Renewal Term.

3.           Compensation.

(a) In consideration for the services rendered by Ms. Mahon on behalf of the Company during the Term, the Company shall pay Ms. Mahon, commencing on the Start Date, an annual salary of $120,000 for position of Vice President of Investor Relations (the “IR Base Salary”) and an annual salary of $30,000 for the position of Executive Assistant to the Chairman (the “EA Base Salary,” and together with the IR Base Salary, the “Base Salary”), payable in accordance with the Company’s regular payroll practices.  All forms of compensation referred to in this Agreement are subject to withholding for applicable federal, state and local taxes.

(b) At any time during the Term, either the Company or Ms. Mahon may provide the other party written notice that such party desires to terminate Ms. Mahon’s position of Executive Assistant to the Chairman (the “EA Termination Notice”).  One business day after receipt by the receiving party of the EA Termination Notice, Ms. Mahon shall cease being employed as the Executive Assistant to the Chairman and shall cease receiving the EA Base Salary.  Nothing in this Section 3(b) shall affect Ms. Mahon’s duties as the Vice President of Investor Relations or the IR Base Salary.

4.           Benefits.  In addition to the compensation set forth above, the Company shall provide Ms. Mahon with the following benefits during the Term:

(a)           Ms. Mahon shall be entitled to four (4) weeks of vacation during each calendar year (pro-rated for any partial calendar year) that she is employed hereunder during which vacation her annual salary shall be paid in full.  Any vacation not taken by Ms. Mahon shall not carryover into the succeeding year.  All unused and accrued vacation shall be paid to Ms. Mahon (or her estate) upon Ms. Mahon’ termination of employment.  Such vacation may only be taken at such time or times as are not inconsistent with the reasonable business needs of the Company.

(b)           The Company shall provide Ms. Mahon with up to 5 days of paid sick leave each calendar year (pro-rated for any partial calendar year); unused sick days shall not carryover into the succeeding year.  The Company also shall provide Ms. Mahon with holiday pay as provided by the Company to its other executives.

(c)            The Company shall make available family medical insurance for Ms. Mahon under the medical insurance plan provided to other executives of the Company or a substantially similar plan. In addition, Ms. Mahon and her dependents shall be entitled to participate in such other benefits as may be extended to active employees of the Company and their dependents including retirement, profit-sharing, 401(k), group insurance, hospitalization, medical or other benefits made available by the Company to its employees generally.  Further, in the event that the Company desires to obtain “key man” life insurance on the life of Ms. Mahon during the Term, Ms. Mahon shall cooperate with the Company in obtaining such insurance.

            5.           Expenses.  Ms. Mahon will be entitled to be paid or reimbursed according to Internal Revenue Service (“IRS”) guidelines for all expenses reasonably incurred by her in connection with Ms. Mahon’ responsibilities to the Company, including, without limitation, for travel, lodging, food, and entertainment.

6.           Confidential Information. Ms. Mahon shall not, during the Term or at anytime during the five (5) years after termination of her employment, disclose, except as required or necessary in the course of her employment by the Company or as otherwise authorized by the Company, any Confidential Information (as defined herein).  “Confidential Information” shall mean any information existing as of the date of this Agreement, or thereafter developed, in which the Company has a proprietary interest, including, but not limited to, information relating to its patents, technology, research and development, technical data, trade secrets, know-how, products, services, finances, operations, sales and marketing, customers and customer information, licenses, orders for the purchase or sale of products, personnel matters and/or other information relating to the Company, whether communicated orally, electronically or in writing, or otherwise obtained by Ms. Mahon as a result of her employment, or through observation or examination of the Company’s business.

Notwithstanding the above, Confidential Information does not include any information provided by the Company to Ms. Mahon which:

a.
is known by Ms. Mahon or available to Ms. Mahon prior or subsequent to the time of disclosure to Ms. Mahon, and was not obtained, directly or indirectly, from the Company or from a source that is not bound by a duty of confidentiality with respect to such information;

b.	at the time of disclosure was or subsequently becomes generally available to the public through no wrongful or unauthorized act of Ms. Mahon;

c.	is discovered or developed independently by Ms. Mahon without use of the Confidential Information; or

d.	is furnished to any third party by the Company without imposing restrictions similar to the restrictions imposed on Ms. Mahon.

7.           Non-Competition Covenant; Non Solicitation Covenant.

(a)           During the Term and for a period of one year thereafter, Ms. Mahon agrees that she will not, directly or indirectly (including, without limitation, whether as consultant, an officer, employee or director), engage in any business that manufactures, sells, designs, develops or distributes wind turbines or any business competing directly with the business in which the Company or those businesses operated or provided by the Company at such time.

(b)           Notwithstanding anything herein to the contrary, Ms. Mahon shall not be prevented or limited from (i) investing in the stock or other securities of any corporation whose stock or securities are publicly owned and regularly traded on any public exchange, (ii) serving as a director, officer or member of professional, trade, charitable and civic organizations, or (iii) passively investing (not to exceed being a beneficial owner of more than 1% of the outstanding Common Stock) her assets in such a form and manner as will not conflict with the terms of this Agreement and will not require services (whether as consultant, an officer, employee or director) on the part of Ms. Mahon in the operation of the business of the entities in which such investments are made.

(c)           In furtherance of the foregoing, Ms. Mahon shall not, during the aforesaid period of non-competition as provided in Section 7(a), directly or indirectly, in connection with any business involved in the manufacture, sale, design, development or distribution of wind turbines, or any business competing directly with the business in which the Company was engaged, or in the process of developing during Ms. Mahon’ tenure with the Company, or solicit any customer or employee of the Company who was a customer or employee of the Company during the tenure of her employment.

(d)           Ms. Mahon agrees that the prohibitions contained herein are reasonable and valuable to the Company, and are express conditions of the Company’s decision to employ her. If any court shall hold that the duration, scope or any other provision of non-competition or any other restriction contained in this Section 7 is unenforceable, it is our intention that same shall not thereby be terminated but shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable or, in the alternative, such judicially substituted term may be substituted therefore.

8.           Termination of Agreement.   This Agreement shall terminate upon the occurrence of the following events:

(a)           This Agreement shall terminate upon Executive’s death.

(b)           The Company may terminate this Agreement upon Executive’s “total disability” (“Disability”), which shall mean incapacity due to physical or mental illness or disability, which renders her absent, or unable to perform her duties hereunder on a full time basis for a period of six (6) months, whether consecutive or cumulative, within any twelve (12) month period.

(c) The Company may terminate this Agreement for “Good Cause” (as defined below) upon thirty (30) days prior written notice to Executive, subject to any applicable time to cure, which notice shall specify the reason(s) for termination.  For purposes of this Agreement, “Good Cause” means (i) willful disobedience by the Executive of a material and lawful instruction of the Board of Directors or the Chief Executive Officer of the Company; (ii) conviction of the Executive of any misdemeanor involving fraud or embezzlement or similar crime or any felony; (iii) an order is entered by the Securities and Exchange Commission, a state regulatory agency or an exchange on which the Company’s securities are traded finding that Executive has violated the securities laws; (iv) breach by the Employee of any material term, condition or covenant of this Agreement; (v) excessive absences from work, other than for illness or Disability.  In the case of any breach of Sections 8 (c) (i), (iv) or (v) which is capable of being cured, termination will not occur unless the breach is not cured within thirty (30) days after Company has provided Executive with written notice thereof.

(d) Executive may terminate this Agreement upon thirty (30) days prior written notice to the Company.

(e) This Agreement may be terminated upon the mutual agreement of Company and Executive.

9.         Obligations Following Termination of Agreement.

(a) If this Agreement is terminated pursuant to Section 8, the Company shall have no obligation to pay any Severance Payments (as defined below) or benefits to Executive; provided, however, Company shall be obligated to pay Executive (or in the case of her death, her spouse, estate or representative) all unpaid salary, earned bonuses, vacation and other benefits accrued through the date of termination of this Agreement and shall provide such other benefits, such as health insurance continuation in the manner required by Section 4980B of the Code or other applicable law (“COBRA Coverage”).

(b) If this Agreement is terminated by Company without “Good Cause” as defined in Section 8:

(i) Executive shall be paid all unpaid salary, earned bonuses, vacation and other benefits accrued through the date of termination and shall receive such other benefits, as may be required by statute, such as health insurance continuation coverage under COBRA;

(ii) Executive shall receive as severance payment an amount equal to the Executive’s annual salary at the rate in effect as of the date of Executive’s termination for the remainder of the Term; provided, however, the aggregate amount of such severance payments shall not be less than two times the Executive’s annual salary.  Any severance payments are payable on normal pay dates during the remainder of the Term in accordance with the Company’s pay policies in effect prior to termination date.  In addition, for the twelve (12) month period immediately after the termination of this Agreement, Company shall continue to provide and pay the premium for the health insurance provided to Executive (and her family, if applicable) immediately prior to the termination of this Agreement and the Company shall take such actions as are necessary to cause such COBRA Coverage not to be offset by the provision of benefits under this Section 9(b)(ii) and to cause the period of COBRA Coverage under the Company’s health insurance to commence at the end of the twelve (12) month period. The Executive shall be responsible for the payment of any COBRA premium during the subsequent continuation period (collectively, the payments under this clause (ii) are referred to as “Severance Payments”);

(iii) Executive shall not be required to mitigate damages of the amount of any salary continuation payments provided for under this Section by seeking other employment or otherwise, nor shall the amount of any payments provided for under this Section be reduced by any compensation earned by Executive as a result of employment by another employer or by any self employment after the date of termination;

(iv) All options for Company capital stock and restricted stock granted to Executive pursuant to the Company’s 2008 Equity Incentive Plan including, without limitation, those granted pursuant to Section 3(c) hereof, or otherwise, that remain unvested shall immediately vest, and Executive shall have a period of 120 days following termination to exercise her vested options, subject to the provisions of the Company’s 2008 Equity Incentive Plan and applicable IRS regulations (provided that any delays in payment or settlement set forth in such grant or award agreements that are required under Section 409A of the Code shall remain effective).

(c) Upon the termination of this Agreement for any reason, any and all restrictions (other than restrictions which are the result of applicable Federal securities laws and regulations and those restrictions which Executive has entered into with a third party on a contractual basis) on the transfer of shares of Company’s capital stock then owned by Executive (which shall include any and all option shares unvested at the time of the termination) shall be terminated as of the date of termination of this Agreement.

(d) All of the obligations of the Company set forth in this Section 9 are contingent upon the Executive complying with the provisions of section 6 (Confidential Information) and Section 7 (Non-Competition Covenant; Non Solicitation Covenant).  In the event that Executive does not comply with the aforementioned sections of this Agreement, then Company shall not be obligated to provide Executive with any of the benefits set forth in this Section 9.  In the case of any breach of Sections 6 or 7 which is capable of being cured, termination of Severance Payments will not occur unless the breach is not cured within thirty (30) days after Company has provided Executive with written notice specifying the breach.

(e) Notwithstanding the foregoing provisions of this Section 9 or anything in this Agreement to the contrary, the Medical Benefits that are not non-taxable medical benefits, “disability pay” or “death benefit” plans within the meaning of Treasury Regulation Section 1.409A-1(a)(5) shall be provided and administered in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv), which requires that (i) the amount of such benefits provided during one taxable year shall not affect the amount of such benefits provided in any other taxable year, except that to the extent such benefits consist of the reimbursement of expenses referred to in Section 105(b) of the Code, a maximum, if provided under the terms of the plan providing such Medical Benefit, may be imposed on the amount of such reimbursements over some or all of the period in which such benefit is to be provided to the Executive, as described in Treasury Regulation Section 1.409A-3(i)(iv)(B), (ii) to the extent that any such benefits consist of reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred and (iii) no such benefit may be liquidated or exchanged for another benefit.

   10.         Indemnification.  The Company shall, to the maximum extent permitted by law, indemnify and hold harmless Ms. Mahon against any and all damages, liabilities and expenses, including, without limitation, reasonable attorneys’ fees, judgments, fines, expenses, fees, losses, claims, settlements, and other amounts actually and reasonably incurred in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, arising by reason of Ms. Mahon’ employment by, or provision of services to, the Company other than the willful violation of law by Ms. Mahon.  The Company agrees to obtain Directors and Officers Liability insurance, and to include Ms. Mahon in the coverage of this policy during the term of this Agreement and for a period of two (2) years thereafter, or for the period of the applicable statute of limitation, whichever is longer.  In the alternative to continuing the insurance for the period subsequent to Ms. Mahon employment, the Company shall provide a policy of Director and Officer liability insurance that covers all claims that arose while Ms. Mahon was employed, whether such claims are made during or subsequent to Ms. Mahon employment.  The Company shall promptly advance, prior to the final disposition of any proceeding, promptly following request therefor, all fees and expenses incurred by Executive in connection with such action, suit or proceeding upon receipt of an undertaking by or on behalf of Executive to repay said amounts if it shall be determined ultimately that Executive is not entitled to be indemnified under the provisions of this Agreement.

   11.           Work-for Hire.  Except as otherwise may be agreed by the Company in writing, in consideration of the employment of Ms. Mahon by the Company, and free of any additional obligations of the Company to make additional payment to her, Ms. Mahon agrees to irrevocably assign to the Company any and all inventions, software, manuscripts, documentation, improvements or other intellectual property whether or not protected by any state or federal laws relating to the protection of intellectual property, relating to the present or future business of the Company that are developed by Ms. Mahon prior to the termination of her employment with the Company, either alone or jointly with others, and whether or not developed during normal business hours or arising within the scope of his/her duties of employment.  Ms. Mahon agrees that all such inventions, software, manuscripts, documentation, improvement, trade secrets or other intellectual property shall be and remain the sole and exclusive property of the Company and shall be deemed the product of work for hire.  Ms. Mahon hereby agrees to execute such assignments and other documents as the Company may consider appropriate to vest all right, title and interest therein to the Company and hereby appoints the Company as Ms. Mahon’ attorney-in-fact with full powers to execute such document itself in the event Ms. Mahon fails or is unable to provide the Company with such signed documents.  This provision does not apply to an invention for which no equipment, supplies, facility, or intellectual property or trade secret information of the Company was used and which was developed entirely on Ms. Mahon’ own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Ms. Mahon for the Company.

12.           Miscellaneous.

(a)           This Agreement:

(i)           shall constitute the entire agreement between the parties hereto and supersedes all prior agreements, written or oral, concerning the subject matter herein between the Company and the Ms. Mahon and there are no oral understandings, statements or stipulations bearing upon the effect of this Agreement which have not been incorporated herein;

(ii)           may be modified or amended only by a written instrument signed by each of the parties hereto;

(iii)           shall bind and inure to the benefit of the parties hereto and their respective heirs, successors and assigns;

(iv)           may not be assigned by either party without a written agreement signed by all parties hereto.  Any assignment not signed by all parties is null and void; and

(b)           If any provision of this Agreement shall be held invalid or unenforceable by competent authority, such provision shall be construed so as to be limited or reduced to be enforceable to the maximum extent compatible with the law as it shall then appear.  The total invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

(c)           This Agreement shall be construed in accordance with and governed by the laws of the State of New York without reference to conflict of laws principles.  Any litigation involving this Agreement shall be adjudicated in a court with jurisdiction located in Monroe County, New York and the parties irrevocably consent to the personal jurisdiction and venue of such court.

(d)           All notices and other communications under this Agreement must be in writing and must be given by personal delivery or first class mail, certified or registered with return receipt requested, or by overnight currier service and will be deemed to have been duly given upon receipt if personally delivered, five (5) days after mailing, if mailed, or upon delivery if sent by overnight courier service, to the respective persons named below:

If to the Company:

WindTamer Corporation
Attn:  Chief Executive Officer
156 Court Street
Geneseo, NY 14454

If to Ms. Mahon:

251 Westminster Road
Rochester, NY  14607

Any party may change such party’s address for notices by notice duly given pursuant to this Section.

(e)           This Agreement may be executed simultaneously in one or more counterparts, each one of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The parties may execute this Agreement by facsimile signature.

(f)           Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party’s right to enforce the provision, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of any provision or a waiver of the provision itself for any other provision.

(g)           If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

(h)           THE PARTIES ACKNOWLEDGE THAT MS. MAHON AND THE COMPANY HAVE EACH BEEN ADVISED THAT IT IS IMPORTANT FOR EACH OF THEM TO SEEK SEPARATE LEGAL ADVISE AND REPRESENTATION IN THIS MATTER.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

WINDTAMER CORPORATION

By: /s/ Gerald Brock
  Name: Gerald Brock
Title:   Chief Executive Officer

/s/ Cherrie Mahon
Cherrie Mahon